Exhibit 4.3.1

TRI-PARTY AGREEMENT

This TRI-PARTY AGREEMENT (this “Instrument”), dated as of February 20, 2009, by and among LEGGETT & PLATT, INCORPORATED, (“L&P”), THE BANK OF NEW YORK MELLON TRUST COMPANY, NA, as successor to JPMorgan Chase Bank, N.A. (the “Prior Trustee”) and U. S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America (the “Successor Trustee”).

WITNESSETH

WHEREAS, on May 6, 2005 L&P entered into the Senior Indenture (the “Indenture”) providing for the issuance of the 5.00% Notes due 2015 (the “Securities”); and

WHEREAS, the Prior Trustee has been acting as Trustee under the Indenture; and

WHEREAS, Section 6.10 of the Indenture provides that the Trustee may resign at any time; and

WHEREAS, Section 6.10 of the Indenture further provides that in case the Trustee shall resign, L&P may appoint a successor Trustee; and

WHEREAS, Section 6.9 of the Indenture further provides that the successor Trustee shall be qualified under the provisions of such Section 6.9 of the Indenture; and

WHEREAS, Section 6.11 of the Indenture further provides that any successor Trustee appointed under the Indenture shall execute, acknowledge and deliver to L&P and to the Prior Trustee an instrument accepting such appointment, thereupon the removal of the Prior Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and responsibilities of the Prior Trustee;

NOW, THEREFORE, pursuant to the Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument having the definitions given thereto in the Indenture):

1.	Pursuant to the terms of the Indenture, L&P has notified the Prior Trustee that the Prior Trustee has been removed as Trustee under the Indenture effective as of February 20, 2009 (the “Effective Date”).

2.	Effective as of the Effective Date, the Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, title, interest under the Indenture and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee under the Indenture, except as set forth in paragraph 19 hereof.

3.	The Prior Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or L&P may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including without limitation, the execution and delivery of any instruments required to assign all liens in the name of the Successor Trustee.

4.	Effective as of the Effective Date, L&P hereby removes the Prior Trustee and L&P appoints the Successor Trustee as successor Trustee under the Indenture; and L&P confirms to the Successor Trustee all of the rights, title, interest, capacities, privileges, duties and responsibilities of the Trustee under the Indenture except as set forth in paragraph 19 hereof.

5.	L&P agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

6.	Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as successor Trustee under the Indenture and shall be vested with all of the rights, title, interests, capacities, privileges, duties and responsibilities of the Trustee under the Indenture.

7.	The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Section 6.9 of the Indenture to be appointed successor Trustee and hereby accepts the appointment as successor Trustee and agrees that upon the signing of this Instrument it shall become vested with all the rights, title, interest, capacities, privileges, duties and responsibilities of the Prior Trustee with like effect as if originally named as Trustee under the Indenture.

8.	The Successor Trustee shall cause notice of the removal, appointment and acceptance effected hereby to be given to the owners of the Securities.

9.	Effective as of the Effective Date, the Successor Trustee shall serve as Trustee as set forth in the Indenture at its principal corporate trust office in U.S. Bank National Association, Corporate Trust Services, SL-MO-T6CT, One U.S. Bank Plaza, St. Louis, MO 63101 or such other address as may be specified, where notices and demands to or upon L&P in respect of the Securities may be served.

10.	The Prior Trustee hereby represents and warrants to the Successor Trustee that:

a)	To the best of its knowledge no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b)	No covenant or condition contained in the Indenture has been waived by the Prior Trustee or to the best of its knowledge by the holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

c)	To the best of its knowledge there is no action, suit or proceeding pending or threatened against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee under the Indenture.

d)	The Prior Trustee has entered into no other supplement or amendment to the Indenture or any other document executed by the Prior Trustee in connection with the Securities.

e)	As of the Effective Date, the Prior Trustee holds no moneys in any fund or account established by it as Trustee under the Indenture.

11.	Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

a)	it has power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

b)	this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor’s rights or by general principles of equity limiting the availability of equitable remedies.

12.	The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any actions or inaction by the Prior Trustee under the Indenture.

13.	The parties hereto agree that as of the Effective Date, all references to the Prior Trustee as Trustee in the Indenture shall be deemed to refer to the Successor Trustee. From and after the Effective Date, all notices or payments which were required by the terms of the Indenture and Securities to be given or paid to the Prior Trustee, as Trustee, shall be given or paid to: U.S. Bank National Association, Corporate Trust Services, SL-MO-T6CT, One U.S. Bank Plaza, St. Louis, MO 63101.

14.	The removal, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

15.	This Instrument shall be governed by and construed in accordance with the laws of the State of New York.

16.	This Instrument may be executed in any number of counterparts, each of which shall be an original, but which counterparts, shall together constitute but one and the same instrument.

17.	Nothing contained in this Instrument shall in any way affect the obligations or rights of L&P or the Prior Trustee. This Instrument shall be binding upon and inure to the benefit of L&P, the Prior Trustee and the Successor Trustee and their respective successors and assigns.

18.	All fees paid to the Prior Trustee in advance but unearned for the period from and after the Effective Date shall be credited to any current fees owed the Prior Trustee with balance, if any, remitted to L&P and the fees payable by L&P on and after the Effective Date under the Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to L&P.

19.	Nothing contained in this Instrument shall in any way affect the obligations of L&P to the Prior Trustee under Section 6.7 of the Indenture or any lien created thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and attested by their duly authorized officers, all as of the date and year first above written.

LEGGETT & PLATT, INCORPORATED

		By:	/s/ MATTHEW C. FLANIGAN
Matthew C. Flanigan
		Title:	Senior Vice President — Chief Financial Officer

		By:	/s/ SHERI L. MOSSBECK
Sheri L. Mossbeck
		Title:	Vice President and Treasurer

Attest:	/s/ WENDY M. WATSON

THE BANK OF NEW YORK MELLON TRUST COMPANY, NA, as Prior Trustee

		By:	/s/ SHARON K. MCGRATH
Sharon K. McGrath
		Title:	Vice President

Attest:	/s/ BENITA VAUGHN

U. S. BANK NATIONAL ASSOCIATION, as Successor Trustee

		By:	/s/ PETER C. QUI BELLE
Peter C. Qui Belle
		Title:	Assistant Vice President

Attest:	/s/ BRIAN J. KABBES

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